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                                                                     EXHIBIT 4.1

                          FIRST SUPPLEMENTAL INDENTURE

     This First Supplemental Indenture, dated as of December 28, 2001 (the "First Supplemental Indenture"), is entered into between Standard Pacific Corp., a Delaware corporation (the "Company"), and The Bank of New York (as successor in interest to United States Trust Company of New York), as trustee (the "Trustee").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, this First Supplemental Indenture is supplemental to the Indenture, dated as of April 1, 1992, as previously supplemented by that certain Officers' Certificate, dated June 17, 1997 (the "1997 Certificate"), establishing the terms of the 8-1/2% Senior Notes Due 2007 and the Officers' Certificate, dated May 26, 1998 (the "1998 Certificate"), establishing the terms of the 8% Series A Senior Notes Due 2008 (the "Original Indenture," and as supplemented, the "Indenture"), by and between the Company and the Trustee; and

     WHEREAS, the Indenture provides that the Company and the Trustee may, pursuant to Section 9.01 of the Original Indenture, execute a supplemental indenture without the consent of the Holders of the Securities to cure any ambiguity, omission, defect or inconsistency, or to make any other change that does not adversely affect the rights of any Holder.

                                   AGREEMENT:

     NOW, THEREFORE, each party hereto agrees as follows for the benefit of the other parties:

                                    ARTICLE 1

                       RELATION TO INDENTURE; DEFINITIONS

     Section 1.01. This First Supplemental Indenture constitutes an integral part of the Indenture. Except as hereby expressly modified, the Indenture and the Securities issued thereunder are in all respects ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect.

     Section 1.02. For all purposes of this First Supplemental Indenture capitalized terms used herein without definition shall have the meanings specified in the Indenture.

                                    ARTICLE 2

                                   AMENDMENTS

     Section 2.01. The definition of "Wholly-Owned Subsidiary" contained in
Section 3(n) of the 1997 Certificate and Section 3(o) of the 1998 Certificate, is hereby amended by deleting it in its entirety and inserting in lieu thereof the following definition:


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          "Wholly-Owned Subsidiary " means a Subsidiary, all of the Capital
     Stock (whether or not voting, but exclusive of directors' qualifying shares) of which is owned by the Company or a Wholly-Owned Subsidiary.

     Section 2.02. The last paragraph of Section 3(m)(viii) of the 1997 Certificate and the 1998 Certificate is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

          The Company will not permit Standard Pacific of Texas, Inc., Standard Pacific of Arizona, Inc., Standard Pacific Construction, Inc., Standard Pacific Active Adult Communities, Inc. or The Writer Corporation to be designated as an Unrestricted Subsidiary or permit the assets of the Company or any Subsidiary employed in the homebuilding operations to be transferred to an Unrestricted Subsidiary, except in amounts permitted under Section 3(m)(iv) herein. From such time as the Certificate of Conversion filed by Standard Pacific of Texas, Inc., with the Delaware Secretary of State on or about December 28, 2001 becomes effective (i.e., January 1, 2002) and, pursuant thereto, Standard Pacific of Texas, Inc. is converted into Standard Pacific of Texas L.P., a Delaware limited partnership (and until such time, if any, as Standard Pacific of Texas L.P. is converted or merged back into a corporation named Standard Pacific of Texas, Inc.), the reference in the prior sentence to Standard Pacific of Texas Inc., shall be read as a reference to Standard Pacific of Texas, L.P.

                                    ARTICLE 3

                                  MISCELLANEOUS

     Section 3.01. This First Supplemental Indenture shall become effective as of the date set forth above.

     Section 3.02. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     Section 3.03. In case any one or more of the provisions contained in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture.

     Section 3.04. This First Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this First Supplemental Indenture.

     Section 3.05. All covenants and agreements of the Company in this First Supplemental Indenture shall bind its successors and assigns. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors and assigns.


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     Section 3.06. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.



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     IN WITNESS WHEREOF, the parties hereto have executed this First
Supplemental Indenture by their officers thereunto as of the 28th day of December, 2001.

                                     STANDARD PACIFIC CORP.



                                     By:  /s/ Andrew H. Parnes
                                        ----------------------------------------
                                        Andrew H. Parnes
                                        Senior Vice President-Finance, Treasurer
                                        and Chief Financial Officer


                                     By:  /s/ Clay A. Halvorsen
                                        ----------------------------------------
                                        Clay A. Halvorsen
                                        Senior Vice President, General Counsel
                                        and Secretary


                                     THE BANK OF NEW YORK,
                                     as Trustee


                                     By:  /s/ James E. Logan
                                        ----------------------------------------
                                        Name:  James E. Logan
                                        Title: Vice President

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